                                                                   Exhibit 10.13


                        RESEARCH COLLABORATION AGREEMENT








                                 ATHERSYS, INC.

                                       AND

                            ACORDA THERAPEUTICS, INC.



1.       DEFINITIONS..............................................................................................1

         1.1      "Acorda Cellular Assays"........................................................................1

         1.2      "Acorda Know How"...............................................................................1

         1.3      "Acorda Patents"................................................................................2

         1.4      "Affiliate".....................................................................................2

         1.5      "Athersys Know How".............................................................................2

         1.6      "Athersys Patents"..............................................................................2

         1.7      "Collaboration Discovery".......................................................................2

         1.8      "Collaboration Product".........................................................................2

         1.9      "Confidential Information"......................................................................2

         1.10     "Control" or "Controlled".......................................................................2

         1.11     "Development Plan"..............................................................................2

         1.12     "Improvement"...................................................................................2

         1.13     "Information"...................................................................................3

         1.14     "Joint Research Committee" or "JRC".............................................................3

         1.15     "Joint Patents".................................................................................3

         1.16     "Non-Participating Party".......................................................................3

         1.17     "Other Product".................................................................................3

         1.18     "Participating Party"...........................................................................3

         1.19     "Patents".......................................................................................3

         1.20     "Pre-existing Technologies".....................................................................3

         1.21     "Product Candidate".............................................................................3

         1.22     "RAGE Reagent"..................................................................................3

         1.23     "Research Information"..........................................................................4

         1.24     "Research Program"..............................................................................4

         1.25     "Research Protocol".............................................................................4

         1.26     "Third Party"...................................................................................4

2.       RESEARCH PROGRAM.........................................................................................4

         2.1      General.........................................................................................4

         2.2      Conduct of Research.............................................................................4

         2.3      Exchange of Material and Information............................................................4


         2.4      Joint Research Committee........................................................................4

         2.5      Records and Reports.............................................................................5

                  (a)      Records................................................................................5

                  (b)      Copies and Inspection of Records.......................................................5

                  (c)      Quarterly Reports......................................................................5

         2.6      Research Program Term...........................................................................6

3.       DEVELOPMENT OF PRODUCT CANDIDATES AND COLLABORATION DISCOVERIES..........................................6

         3.1      General.........................................................................................6

         3.2      Determination of Product Candidates and Collaboration Discoveries...............................6

         3.3      Rights to Develop and Commercialize.............................................................6

         3.4      Co-Development by the Parties...................................................................6

                  (a)      General................................................................................6

                  (b)      Withdrawal by One Party................................................................7

                  (c)      Withdrawal of Both Participating Parties...............................................7

         3.5      Development and Commercialization by One Party..................................................7

         3.6      License to Third Parties........................................................................8

         3.7      Disclosure of Research Information..............................................................8

4.       LICENSES AND LIMITATIONS.................................................................................8

         4.1      Grant by Athersys...............................................................................8

         4.2      Grant by Acorda.................................................................................8

         4.3      Commercial Licenses.............................................................................8

         4.4      Limitations.....................................................................................8

5.       INTELLECTUAL PROPERTY....................................................................................8

         5.1      Ownership.......................................................................................8

         5.2      Patent Prosecution and Maintenance; Abandonment.................................................9

                  (a)      Pre-existing Technologies..............................................................9

                  (b)      Joint Inventions.......................................................................9

                  (c)      Improvements...........................................................................9

         5.3      Enforcement of Patent Rights....................................................................9

                  (a)      Pre-existing Technologies..............................................................9

                  (b)      Joint Patents.........................................................................10

6.       CONFIDENTIALITY.........................................................................................10

         6.1      Confidential Information.......................................................................10



         6.2      Authorized Disclosure..........................................................................11

         6.3      Public Disclosure..............................................................................11

         6.4      Confidential Terms.............................................................................11

7.       REPRESENTATIONS AND WARRANTIES..........................................................................11

         7.1      Athersys.......................................................................................12

         7.2      Acorda.........................................................................................12

         7.3      Disclaimer of Warranties.......................................................................12

8.       DISPUTE RESOLUTION......................................................................................12

         8.1      Mediation......................................................................................12

         8.2      Arbitration....................................................................................12

9.       INDEMNIFICATION.........................................................................................13

         9.1      Acorda.........................................................................................13

         9.2      Athersys.......................................................................................13

         9.3      Procedure......................................................................................13

10.      TERMINATION.............................................................................................14

         10.1     Termination for Cause..........................................................................14

         10.2     Termination Upon Merger or Acquisition.........................................................14

         10.3     Termination Without Cause......................................................................14

         10.4     Effect of Termination..........................................................................14

                  (a)      Accrued Rights and Obligations........................................................14

                  (b)      Return of Confidential Information....................................................14

                  (c)      Survival..............................................................................15

11.      MISCELLANEOUS...........................................................................................15

         11.1     Governing Law..................................................................................15

         11.2     Independent Contractors........................................................................15

         11.3     Assignment.....................................................................................15

         11.4     Notices........................................................................................15

         11.5     Force Majeure..................................................................................15

         11.6     Advice of Counsel..............................................................................15

         11.7     Compliance with Laws...........................................................................16

         11.8     Further Assurances.............................................................................16

         11.9     Severability...................................................................................16

         11.10    Waiver.........................................................................................16



         11.11    Complete Agreement.............................................................................16

         11.12    Use of Name....................................................................................16

         11.13    Headings.......................................................................................16

         11.14    Counterparts...................................................................................16

                        RESEARCH COLLABORATION AGREEMENT

     THIS RESEARCH COLLABORATION AGREEMENT (the "Agreement") is made and entered into effective as of September 21, 2000 (the "Effective Date") by and between ATHERSYS, INC., a Delaware corporation having its principal offices at 3201 Carnegie Ave., Cleveland, Ohio, 44115 on behalf of itself and its wholly owned subsidiary, Advanced Biotherapeutics, Inc.("Athersys"), and ACORDA THERAPEUTICS, INC., a Delaware corporation having its principal offices at 15 Skyline Drive, Hawthorne, New York, 10532 ("Acorda"). Athersys and Acorda are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

     A. Athersys owns technology and intellectual property rights relating to its techniques referred to as the Random Activation of Gene Expression or "RAGE(TM), which are useful (among other things) for creating cell lines expressing a wide variety of proteins and to produce comprehensive protein expression libraries.

     B. Acorda has expertise and intellectual property relating to certain high-throughput cellular assays

     C. The Parties executed a Letter of Intent dated February 11, 2000 (the "Letter") and a Collaboration Term Sheet (the "Term Sheet") dated July 25, 2000, pursuant to which the Parties established a research collaboration for applying the RAGE technology in conjunction with such Acorda assays for the purpose of discovering new product candidates and other inventions of commercial value, which will be jointly owned by the Parties and developed and commercialized as provided therein. This Agreement is the "more fully defined collaboration agreement" and the "Definitive Document" that incorporates the terms of and supersedes the Letter and Term Sheet.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1.   DEFINITIONS

     As used herein, the following capitalized terms shall have the following meanings (with terms defined in the singular having the same meanings when used in the plural):

     1.1 "ACORDA CELLULAR ASSAYS" shall mean the Acorda cellular assays generally described in Exhibit A attached hereto, as such exhibit may be amended by written agreement of the Parties.

     1.2 "ACORDA KNOW HOW" shall mean any Information that is Controlled by Acorda during the term of this Agreement and that relates to the Acorda Cellular Assays, and including any Improvements thereto, but excluding Acorda Patents.

     1.3 "ACORDA PATENTS" shall mean all Patents that are Controlled by Acorda during the term of the Agreement and claim any aspect of the Acorda Cellular Assays or their manufacture or use.

     1.4 "AFFILIATE" shall mean, with respect to a Party, any corporation or other entity that, directly or indirectly, controls, is controlled by or is under the common control with such Party. For the purpose of this definition, "control" shall mean (a) the direct or indirect ownership of fifty percent (50%) or more of the outstanding shares or other voting rights of the subject entity to elect directors, or (b) if such amount of ownership of a foreign entity is not permitted by law, ownership of the maximum amount of such entity as permitted by law, or (c) the actual ability to control and direct the management of the subject entity.

     1.5 "ATHERSYS KNOW HOW" shall mean any Information that is Controlled by Athersys during the term of this Agreement and relates to the RAGE Reagents and use thereof, and including any Improvements thereto, but excluding Athersys Patents.

     1.6 "ATHERSYS PATENTS" shall mean all Patents that are Controlled by Athersys during the term of the Agreement and claim any aspect of the RAGE Reagents and use thereof.

     1.7 "COLLABORATION DISCOVERY" shall mean any Research Information (excluding Improvements) that the JRC determines may have commercial or research potential, as provided in Section 3.2.

     1.8 "COLLABORATION PRODUCT" shall mean any product comprising or containing a Product Candidate, including any formulation or dosage form thereof.

     1.9 "CONFIDENTIAL INFORMATION" shall mean: (a) any proprietary or confidential information or material in tangible form disclosed by a Party hereunder that is (i) marked as "Confidential" at the time it is delivered to the receiving Party, or (ii) designated as confidential or proprietary in a written memorandum executed by the disclosing Party within thirty (30) days of disclosure; or (b) any proprietary or confidential information disclosed orally by a Party hereunder that is identified as confidential or proprietary when disclosed and in a written memorandum delivered by the disclosing Party to the Receiving Party within thirty (30) days of such oral disclosure.

     1.10 "CONTROL" OR "CONTROLLED" shall mean, with respect to any material, Information or intellectual property right, that a Party owns or has a license to such material, Information or intellectual property right and has the ability to grant to the other Party the licenses or sublicenses thereto as provided for herein without violating the terms of any agreement with any Third Party.

     1.11 "DEVELOPMENT PLAN" shall mean the plan established by the JRC for the joint development of a particular Collaboration Product, as provided in Section 3.2.

     1.12 "IMPROVEMENT" shall mean any Information developed by either Party pursuant to this Agreement that is an improvement, modification or enhancement to the Acorda Know-How, Acorda Patents, Athersys Know-How or Athersys Patents.

     1.13 "INFORMATION" shall mean information, results and/or data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

     1.14 "JOINT RESEARCH COMMITTEE" OR "JRC" has the meaning set forth in
Section 2.4.

     1.15 "JOINT PATENTS" shall mean any and all Patents (which shall be deemed to include certificates of invention and applications for certificates of invention) that claim any invention within Research Information, and including all divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates or the like of any of the foregoing Patents and foreign equivalents thereof, but excluding from the foregoing any and all Patents to the extent such Patents claim an Improvement.

     1.16 "NON-PARTICIPATING PARTY" has the meaning set forth in Section 3.3.

     1.17 "OTHER PRODUCT" shall mean a composition of matter (such as a compound or other substance) that comprises or is based on one or more Collaboration Discoveries and is determined by the JRC under this Agreement to be a candidate for development into a therapeutic, prophylactic, diagnostic or research product, but excluding all Product Candidates.

     1.18 "PARTICIPATING PARTY" has the meaning set forth in Section 3.3.

     1.19 "PATENTS" shall mean all issued United States and foreign patents (including all reissues, extensions, substitutions, re-examinations, supplementary protection certificates and the like, and patents of addition) and pending United States and foreign patent applications (including, without limitation, all provisional and nonprovisional applications and all continuations, continuations-in-part and divisions thereof).

     1.20 "PRE-EXISTING TECHNOLOGIES" shall mean, as to Acorda, the Acorda Know-How and Acorda Patents, and as to Athersys, the Athersys Know-How and Athersys Patents.

     1.21 "PRODUCT CANDIDATE" shall mean a gene or other DNA sequence, or a protein or other polypeptide based on a DNA sequence, that comprises or is based on one or more Collaboration Discoveries and is determined by the JRC under this Agreement to be a candidate for development into a therapeutic or prophylactic product.

     1.22 "RAGE REAGENT" shall mean a specific reagent or material developed by Athersys using the RAGE technology for delivery to Acorda hereunder and necessary to Acorda's work under the Research Program, as generally specified in Exhibit A attached hereto.

     1.23 "RESEARCH INFORMATION" shall mean all Information, and all intellectual property rights therein, conceived or reduced to practice by the Parties, solely or jointly, pursuant to work conducted under the Research Program.

     1.24 "RESEARCH PROGRAM" shall mean the program of collaborative research to be conducted by the Parties pursuant to the Agreement in accordance with the Research Protocol. The Research Program may be modified or amended from time to time upon the mutual written agreement of the authorized representatives of the Parties, by a written amendment of the Research Protocol.

     1.25 "RESEARCH PROTOCOL" shall mean the agreed plan for the collaborative research activities of the Parties under this Agreement, attached hereto as Exhibit A, as such plan may be modified or amended pursuant to Section 2.2.

     1.26 "THIRD PARTY" means any entity other than Athersys, Acorda or an Affiliate of either of them.

2.   RESEARCH PROGRAM

     2.1 GENERAL. Athersys and Acorda agree to conduct the Research Program in accordance with the Research Protocol and the other terms and conditions of this Agreement. Subject to the foregoing, Acorda or Athersys or both Parties may engage one or more research institutions to perform such work under the Research Program as agreed to by the Parties; provided, however, that each such research institution shall perform such work under such terms and conditions as may be acceptable to both Parties consistent with the provisions of this Agreement.

     2.2 CONDUCT OF RESEARCH. Athersys and Acorda each shall conduct its obligations under the Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations and all applicable good laboratory practices to attempt to achieve their objectives efficiently and expeditiously. Athersys and Acorda shall each proceed diligently with the work set out in the Research Program by using their respective good faith efforts in accordance with the Research Protocol, and as managed by the JRC. The JRC may amend or modify, in writing, the Research Protocol, provided that any material amendment to the Research Protocol shall also require the written approval of management of each Party, which approval may be communicated via the JRC.

     2.3 EXCHANGE OF MATERIAL AND INFORMATION. Promptly after execution of this Agreement, Athersys shall supply to Acorda the Athersys Know-How that Athersys determines is needed for Acorda's work, the RAGE Reagents, and any other material and information specified to be provided by Athersys in the Research Protocol. Acorda shall promptly disclose to Athersys during the term of this Agreement the Acorda Know-How that may be necessary or useful to Athersys in the performance of the Research Program, or as otherwise required by the Agreement.

     2.4 JOINT RESEARCH COMMITTEE. The Parties shall form a Joint Research Committee ("JRC") that shall be composed of three scientific representatives appointed by each Party. The Athersys representatives shall initially be Dr. John Harrington, Dr. David Jackson and Dr. Bruce Sherf; and the Acorda representatives shall initially be Dr. Andrew Blight, Dr. Eugene Johnson, and Dr. Timothy Neuberger. From time to time, each Party may substitute one or more of its representatives effective upon notice to the other Party. It is anticipated that these representatives shall have the appropriate technical credentials and knowledge, and ongoing familiarity with the Research Program. The JRC shall meet at least quarterly during the term of the Research Program to manage and direct the Research Program, monitor and evaluate the progress and results of the Research Program, amend in writing the Research Protocol as appropriate, and evaluate the Research Information to select any Product Candidates and Collaboration Discoveries for further research and development under the Agreement. Such meetings may be face-to-face or by teleconference or videoconference, except that there must be one face-to-face meeting approximately every six (6) months. The JRC shall confer and make decisions regarding the status and direction of the Research Program and the other matters specified in the Research Program or otherwise set forth in this Agreement. The JRC shall maintain accurate records to document the discussions and decisions at each meeting. The Parties shall alternate responsibility for preparation of minutes of JRC meetings, which minutes shall promptly be made available to the other Party for review and comment. All decisions of the JRC shall be by unanimous consent. The JRC shall adopt reasonable procedures to promote prompt consensus on all matters requiring JRC decision, including development decisions and costs, and to resolve any disagreements relating thereto. In the event of any unresolved differences with respect to issues that come before the JRC, such differences shall be resolved pursuant to Article 8 of this Agreement.

     2.5 RECORDS AND REPORTS.

     (a) RECORDS. Athersys, and Acorda shall maintain records that shall be complete and accurate and shall fully and properly reflect all work done and all results achieved, including raw data, in the performance of the Research Program ("Records"). The Records shall be kept with sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and shall allow thorough evaluation of all Research Information, Improvements and including potential Product Candidates and Collaboration Discoveries and shall be kept separately from all other work conducted by Athersys and Acorda.

     (b) COPIES AND INSPECTION OF RECORDS. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all of the Records of Athersys or Acorda referenced in Section 2.5(a). Athersys and Acorda shall maintain such Records and the Information disclosed therein in confidence in accordance with Article 5. All inspections, copying and visits hereunder shall be conducted in a manner so as not to disrupt significantly the business of the Party maintaining the records or cause any disclosure of any other confidential information.

     (c) QUARTERLY REPORTS. Within 30 days following the end of each calendar quarter during the term of this Agreement, the Parties shall provide to each other a written progress report that shall describe the work performed to date on the Research Program, evaluate the work performed in relation to the goals of the Research Program, summarize all relevant Research Information created or developed and provide such other Information required by the Research Program or reasonably requested by a Party relating to the progress of the goals or performance of the Research Program. Upon request, each Party shall promptly provide copies of the Records described in Section 2.5(a) above. With such reports, such Party shall disclose and describe to the other in summary form the development, making, conception or reduction to practice of all Research Information and Improvements that are discovered, made, conceived or reduced to practice under the Research Program, and shall identify in detail all such Research Information that such Party believes may be Collaboration Discoveries.

     2.6 RESEARCH PROGRAM TERM. Except as otherwise provided herein, the term of the Research Program shall commence on the Effective Date and continue for a period of three (3) years (the "Research Program Term"). The Parties may, by mutual written agreement executed by authorized representatives, extend the Research Program Term for one or more additional years. Upon extension of the Research Program Term, if applicable, Exhibit A setting forth the Research Protocol shall be amended in writing by mutual agreement of the Parties as appropriate to address the work to be conducted during such extension.

3. DEVELOPMENT OF PRODUCT CANDIDATES AND COLLABORATION DISCOVERIES.

     3.1 GENERAL. The Parties anticipate that the Research Program may result in Collaboration Discoveries that may be developed and commercialized as Product Candidates or as Other Products, as applicable. The Parties agree that they shall pursue the development and commercialization of all products based on Collaboration Discoveries solely as provided in this Article 3.

     3.2 DETERMINATION OF PRODUCT CANDIDATES AND COLLABORATION DISCOVERIES. The JRC shall have the sole authority to select and designate particular Research Information as constituting a Product Candidate or other Collaboration Discovery. The JRC, upon designating a Product Candidate or other Collaboration Discovery, shall promptly and simultaneously notify in writing each Party of such designation, identifying in detail the Product Candidate or other Collaboration Discovery and the commercial use intended therefore. Each Party shall have the right, under Section 2.5, to inspect all Research Information to evaluate the Product Candidate or Collaboration Discovery.

     3.3 RIGHTS TO DEVELOP AND COMMERCIALIZE. After the JRC has identified and designated a Product Candidate or a Collaboration Discovery, each Party shall have the rights set forth below to elect to develop and commercialize the Product Candidate or other Product based on such Collaboration Discovery. Each Party shall provide the other Party written notice, as soon as possible but in no event later than sixty (60) days after receiving notification from the JRC of a Product Candidate or Collaboration Discovery, of whether the Party wishes to develop and commercialize the Product Candidate or other Product based on such Collaboration Discovery. If a Party wishes to develop and commercialize such Product Candidate or Other Product, as applicable, (a "Participating Party"), it shall notify the other Party in the form set forth in Exhibit B (a "Notice of Participation"). If a Party declines to develop and commercialize a Product Candidate or Other Product, as applicable, (a "Non-Participating Party"), it shall notify the other Party of such decision in the form set forth in Exhibit C (a "Participation Waiver").

     3.4 CO-DEVELOPMENT BY THE PARTIES.

     (a) GENERAL. If both Parties elect, as provided in Section 3.3, to be a Participating Party to develop and commercialize a particular Product Candidate or Other Product, representatives of each Party shall meet to establish the terms under which such development and commercialization shall proceed, which shall be set forth in a development agreement ("Development Agreement") to be negotiated in good faith and entered into between the Parties for such purpose. The Parties shall use good faith efforts to enter such Development Agreement within ninety (90) days after each elects to be a Participating Party. Each such Development Agreement shall specify that the Parties shall share equally in the costs of developing and commercializing the applicable Collaboration Product or Other Product and in the profits from such commercialization, unless otherwise agreed, and shall establish the roles of each Party in, and the mechanisms for, pursuing such development and commercialization, including terms for withdrawal by either Party and termination.

     (b) WITHDRAWAL BY ONE PARTY. If, under a particular Development Agreement, a Participating Party desires to cease continuing its participation in the joint development conducted under such Development Agreement pursuant to Section 3.4(a), such Party (thereafter, the "Withdrawing Party") shall notify the other Party of such decision in the form of a Participation Waiver set forth in Exhibit C. Promptly thereafter, the Parties shall negotiate a Non-Participation License as contemplated in Section 3.5, which agreement shall also provide for additional provisions to compensate the Withdrawing Party (by an adjustment to the Non-Participation Royalty rate provided in Section 3.5 or per terms set forth in the Development Agreement or as otherwise agreed by the Parties) for the actual expenses the Withdrawing Party incurred in developing the applicable Collaboration Product or Other Product under such Development Agreement. The Withdrawing Party shall not be entitled to any share of profits realized from the commercialization of such Collaboration Product or Other Product, (as applicable), and instead shall receive payment as provided in such Non-Participation License.

     (c) WITHDRAWAL OF BOTH PARTICIPATING PARTIES. If both Participating Parties decide they shall withdraw from further joint development work under a particular Development Agreement, the Parties may elect to license the Collaboration Product or Other Product (as applicable) covered by such Development Agreement, as provided in Section 3.6; the revenues received from licensing such Collaboration Product or Other Product shall be shared in percentages equal to the percentages of the total development costs incurred and paid by each Party under such Development Agreement prior to such election to withdraw.

     3.5 DEVELOPMENT AND COMMERCIALIZATION BY ONE PARTY. If only one Party elects under Section 3.3 to be the Participating Party to develop and commercialize a particular Collaboration Product or Other Product (as applicable), the Parties shall negotiate in good faith and execute a separate license agreement for such Collaboration Product or Other Product (as applicable) subject to the Participation Waiver (the "Non-Participation License"). Such Non-Participation License shall require that the Participating Party shall pay the Non-Participating Party a royalty of worldwide net sales to non-affiliated third parties generated by sales of each Collaboration Product or Other Product subject to a Participation Waiver as set forth in Exhibit B (the "Non-Participation Royalty"). Such Non-Participation License shall further require that, if the Participating Party sublicenses such Collaboration Product or Other Product to a Third Party, such Third Party shall be required to pay the Non-Participation Royalty directly to the Non-Participating Party. In addition to the terms set forth herein, all Non-Participation Licenses shall contain customary terms, including a commercially reasonable definition of "net sales" and other terms and conditions relating to payments; patent rights and related protection and prosecutions; auditing and review rights and confidentiality; representations and warranties; indemnities; and prohibition of assignment. Non-Participation Licenses shall not require the Participating Party to undertake any level of activity other than reasonable commercial efforts as reasonably determined by the Participating Party and shall not require the any milestone payments or any minimum royalty amounts. The Parties agree to use good faith efforts to enter into any Non-Participation License agreement within ninety (90) days.

     3.6 LICENSE TO THIRD PARTIES. If neither Party elects under Section 3.3 to develop and commercialize a particular Collaboration Product or Other Product (as applicable), the Parties may jointly decide to license the Product Candidate or other Product or related Collaboration Discovery to a Third Party. Neither Party shall have the sole right, on its own and without agreement of the other Party, to license a Product Candidate, Other Product or Collaboration Discovery to any Third Party, but each Party agrees to use good faith diligent efforts to cooperate with the other Party in seeking to obtain such license agreement so as to maximize the commercial value to the Parties of such Collaboration Discoveries, Other Product or Product Candidates. All amounts to be received from such licensing to Third Party shall be shared equally by the Parties unless otherwise agreed.

     3.7 DISCLOSURE OF RESEARCH INFORMATION. Both Parties agree to and acknowledge their obligation to fully disclose all Research Information to each other. The Parties further agree to commercialize Research Information only in a manner consistent with the terms of this Agreement.

4. LICENSES AND LIMITATIONS.

     4.1 GRANT BY ATHERSYS. Subject to the terms of this Agreement, Athersys hereby grants to Acorda a nonexclusive, limited license, under the Athersys Know-How and Athersys Patents solely to conduct Acorda's obligations under the Research Program.

     4.2 GRANT BY ACORDA. Subject to the terms of this Agreement, Acorda hereby grants to Athersys the nonexclusive, limited license, under the Acorda Know-How and Acorda Patents solely to conduct Athersys' obligations under the Research Program.

     4.3 COMMERCIAL LICENSES. Upon the effectiveness of a Participation Waiver as set forth in Sections 3.3 or 3.4(b), the Non-Participating Party shall grant to the Participating Party an exclusive, worldwide license, with rights to sub-license, under the Non-Participating Party's interests in the Research Information and Joint Patents, to make, use, and sell the particular Collaboration Product or Other Product subject to such Participation Waiver.

     4.4 LIMITATIONS. Athersys and Acorda each covenants that it shall not use or practice the other Party's know-how or Patents licensed in Sections 4.1, 4.2, and 4.3 except as expressly provided and permitted for the specific purposes for which the license is granted, and for no other purpose.

5. INTELLECTUAL PROPERTY.

     5.1 OWNERSHIP.

     (a) Athersys shall remain the sole owner of the Athersys Know-How, including but not limited to the RAGE Reagents, and of the Athersys Patents, and of any

Improvements to either. Athersys shall have the sole right and responsibility, at its sole discretion, for patent prosecution and choice of patent counsel in relation to Athersys Know-How and Athersys Patents, including any Improvements, and shall pay all expenses associated therewith. Acorda hereby assigns and agrees to assign to Athersys its entire interest in any Improvements to the Athersys Know-How and/or Athersys Patents.

     (b) Acorda shall remain the sole owner of the Acorda Know-How, including but not limited to the Acorda Cellular Assays, and of the Acorda Patents, and of any Improvements to either. Acorda shall have the sole right and responsibility, at its sole discretion, for patent prosecution and choice of patent counsel in relation to Acorda Know-How and Acorda Patents, including any improvements, and shall pay all expenses associated therewith. Athersys hereby assigns and agrees to assign to Acorda its entire interest in any Improvements to the Acorda Know-How and/or Acorda Patents.

     (c) Subject to the other terms of the Agreement, Athersys and Acorda shall each own an undivided one-half interest in and to any and all Research Information and all intellectual property rights claiming or covering or appurtenant thereto (including the Joint Patents), but excluding all Improvements. Athersys and Acorda shall have the right to grant licenses under such Joint Research Information and the Joint Patents, but subject to all limitations thereon provided for in this Agreement with respect to all Collaboration Discoveries.

     5.2 PATENT PROSECUTION AND MAINTENANCE; ABANDONMENT.

     (a) PRE-EXISTING TECHNOLOGIES. Each Party shall retain control over and bear all expenses associated with the filing, prosecution and maintenance of all of that Party's Patents claiming its Pre-existing Technologies.

     (b) JOINT INVENTIONS. The JRC shall establish the patent strategy for all Joint Patents claiming Inventions in the Research Information. The JRC shall supervise and direct the filing, prosecution and maintenance of all Joint Patents. The JRC shall provide each Party with (i) drafts of any new patent application that covers a Joint Invention prior to filing that application, allowing adequate time for review and comment by the Party (and its patent counsel); provided, however, the JRC shall not be obligated to unreasonably delay the filing of any patent application; and (ii) copies of all correspondence from any and all patent offices concerning patent applications covering Joint Inventions and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices. The Parties shall share equally in the costs and expenses of patent prosecution of Joint Inventions unless the Parties agree in writing to different terms.

     (c) IMPROVEMENTS. A Party that owns an Improvement (as provided in Section 4.1) shall have the sole right, at its discretion, to pursue Patents claiming inventions therein.

     5.3 ENFORCEMENT OF PATENT RIGHTS.

     (a) PRE-EXISTING TECHNOLOGIES. Each Party shall have the sole right, but not the obligation, to institute, prosecute or control any action or proceeding with respect to infringement by a Third Party of one or more issued Patents covering the Party's Pre-existing Technologies.

     (b) JOINT PATENTS. If either Party becomes aware of conduct by a Third Party that potentially infringes one or more Joint Patents, that Party shall notify the other Party in writing (the "Notice") of the potential infringement within ten (10) days of becoming aware of such infringement. The Parties shall promptly confer to discuss the potential infringement and, within thirty (30) days of the Notice, shall determine a course of action including, without limitation, the commencement of legal action by either or both of Athersys and Acorda to terminate any such infringement. Except as otherwise provided in any Development Agreement or Non-Participation License (as set forth in Sections 3.4 and 3.5, respectively) with respect to the applicable Joint Patent, each Party shall have the right, but not the obligation, to initiate such legal action at its sole expense. If only one Party takes such legal action at its sole cost, that Party alone shall be entitled to all damages awarded or any settlement paid as a result of such legal action. If both Parties commence such legal action jointly, the Parties shall share equally all costs and all recovered damages or settlement payments arising from such legal action.

6. CONFIDENTIALITY.

     6.1 CONFIDENTIAL INFORMATION. Except as expressly provided herein, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated and permitted by this Agreement any Confidential Information furnished to it by the disclosing Party hereto pursuant to this Agreement, except that to the extent that it can be established by the receiving Party by competent written evidence that such Confidential Information:

     (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

     (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

     (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

     (d) was independently developed by the receiving Party as demonstrated by competent written evidence prepared contemporaneously with such independent development; or

     (e) was subsequently lawfully disclosed to the receiving Party by a person, other than a Party hereto, who was not then under obligation to keep such information in confidence.

     6.2 AUTHORIZED DISCLOSURE. Notwithstanding the foregoing, a Party may disclose the Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

     (a) Regulatory filings;

     (b) Prosecuting or defending litigation;

     (c) Complying with applicable governmental regulations;

     (d) Conducting clinical trials;

     (e) Making a permitted sublicense;

     (f) Disclosure, in connection with the performance of this Agreement, to Affiliates, research institutions, sublicensees, research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6; and

     (g) Disclosure to existing or potential investment bankers, investors and/or merger or acquisition parties, provided that the disclosing Party uses reasonable efforts to obtain from such recipient prior to disclosure an agreement to be bound by obligations of confidentiality and non-use at least similar in scope to those set forth in this Article 6.

     If a Party is required to make any disclosure of another Party's confidential information that is authorized under this Section 6.2, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise) and to limit the extent of the disclosure as much as possible.

     6.3 PUBLIC DISCLOSURE. Except as otherwise required by law, neither Party shall issue a press release or make any other disclosure of the terms of this Agreement or any aspect of the research conducted pursuant to this Agreement without the prior approval of such press release or disclosure by the other Party hereto. Each Party shall submit any such press release or disclosure to the other Party, and the receiving Party shall have five (5) days to review and approve any such press release or disclosure, which approval shall not be unreasonably withheld. If the receiving Party does not respond within such five
(5) day period, the press release or disclosure shall be deemed approved. In addition, if a public disclosure is required by law, including without limitation in a filing with the Securities and Exchange Commission, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the nondisclosing Party's prior review and comment.

     6.4 CONFIDENTIAL TERMS. Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement or any aspect of the research conducted pursuant to this Agreement to any Third Party without the consent of the other Party; provided, however, that either Party shall have the right to disclose the material terms of this Agreement under strictures of confidentiality to any potential acquirer, candidate merger, partner, investment bank, venture capital firm, or other financial institution or investor to obtain financing; and provided further that either Party shall have the right to disclose the material terms of this Agreement under strictures of confidentiality to any bona fide potential strategic partner and to Affiliates.

7. REPRESENTATIONS AND WARRANTIES.

     7.1 ATHERSYS. Athersys represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Athersys; (iii) it has the right to grant the licenses contemplated to be granted by Athersys to Acorda under this Agreement; (iv) it is not aware of any arrangement with any Third Party, whether contractual or otherwise, which would conflict with or restrict its license grants to Acorda contemplated by this Agreement; and (v) it shall not, during the term of this Agreement, enter into any arrangement with any Third Party which directly interferes with license grants to Acorda contemplated by this Agreement .

     7.2 ACORDA. Acorda represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware; and (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Acorda; (iii) it has the right to grant the licenses contemplated to be granted by Acorda to Athersys under this Agreement; (iv) it is not aware of any arrangement with any Third Party, whether contractual or otherwise, which would conflict with or restrict its license grants to Athersys contemplated by this Agreement; and (v) it shall not, during the term of this Agreement, enter into any arrangement with any Third Party which directly interferes with the license grants to Athersys contemplated by this Agreement .

     7.3 DISCLAIMER OF WARRANTIES. EACH PARTY'S KNOW-HOW PATENTS AND THE RAGE REAGENTS ARE PROVIDED AND LICENSED TO THE OTHER PARTY (AS APPLICABLE) FOR PURPOSES OF THIS AGREEMENT "AS IS", AND NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT THERETO OR TO THE PRODUCTS BASED THEREON, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE PATENT RIGHTS WHICH MAY BE LICENSED HEREUNDER, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

8. DISPUTE RESOLUTION.

     8.1 MEDIATION. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if such dispute cannot be settled promptly, the Parties agree first to try in good faith to settle the dispute by good faith discussions between the CEOs of each Party. If such discussions do not resolve the dispute within thirty (30) days after a Party has referred the dispute to resolution by the CEOs, the Parties agree to submit such dispute within twenty (20) days to non-binding mediation under the Commercial Mediation Rules of the American Arbitration Association. If such mediation fails to resolve the dispute within ninety (90) days, either Party may proceed to seek any remedies available to it.

     8.2 ARBITRATION. Subject to Section 8.1, Athersys and Acorda agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the validity, enforceability, construction, performance or breach thereof, shall be settled by binding arbitration in Cleveland, Ohio if requested by Acorda and in New York City if requested by

Athersys, under the then-current Rules of Commercial Arbitration of the American Arbitration Association by one (1) arbitrator appointed in accordance with such Rules. The arbitrator shall determine what discovery will be permitted, based on the principle of limiting the cost and time that the Parties must expend on discovery; provided, however, that the arbitrator shall permit such discovery as he or she deems necessary to achieve an equitable resolution of the dispute. The decision and/or award rendered by the arbitrator shall be written (setting forth in reasonable detail the legal and factual basis for such decision), final and non-appealable and may be entered in any court of competent jurisdiction. The Parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award punitive or exemplary damages against any Party. The costs of any arbitration, including administrative fees and fees of the arbitrator, shall be shared equally by the Parties, unless the arbitrator determines otherwise, it being expressly agreed that the arbitrator shall have the power to award costs and reasonable attorneys fees to the prevailing Party.

9. INDEMNIFICATION.

     9.1 ACORDA. Acorda shall indemnify, defend and hold harmless Athersys and its directors, officers, employees and agents (each an "Athersys Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration as they accrue) (each a "Liability") resulting from a claim, suit or proceeding made or brought by a Third Party against an Athersys Indemnitee arising from or occurring as a result of (i) any breach of the representations and warranties set forth in Section 7, or (ii) the performance by Acorda of its obligations hereunder, or (iii) any development, testing, manufacture, importation, use, offer for sale, sale or other distribution of any Collaboration Product or Other Product by Acorda or its Affiliates or its sublicensees (including, without limitation, product liability and patent infringement claims), pursuant to Section 3.5, where Acorda is the Participating Party with respect thereto, except, in each case, to the extent caused by the negligence or willful misconduct of Athersys.

     9.2 ATHERSYS. Athersys shall indemnify, defend and hold harmless Acorda and its directors, officers, employees and agents (each an "Acorda Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration as they accrue) (each a "Liability") resulting from a claim, suit or proceeding made or brought by a Third Party against an Acorda Indemnitee, arising from or occurring as a result of (i) any breach of the representations and warranties set forth in Section 7, (ii) any development, testing, manufacture, importation, use, offer for sale, sale or other distribution of any Collaboration Product or Other Product by Athersys or its Affiliates or Sublicensees (including, without limitation, product liability and patent infringement claims) pursuant to Section 3.5 where Athersys is the Participating Party with respect thereto, except in each case to the extent caused by the negligence or willful misconduct of Acorda.

     9.3 PROCEDURE. In the event that any Indemnitee intends to claim indemnification under this Article 9, it shall promptly notify the other Party (the "Indemnitor") in writing of such alleged Liability. The Indemnitor shall have the sole right to control the defense and settlement thereof; provided, however, that any Indemnitee shall have the right to participate in any proceeding, at its own expense, with separate counsel of its choosing. The Indemnitees shall cooperate with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this Article 9. The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the Indemnitor, which the Indemnitor shall not be required to give.

10. TERMINATION.

     10.1 TERMINATION FOR CAUSE. Either Party may terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for sixty (60) days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination shall become effective at the end of such sixty (60) day period unless the breaching Party has cured any such breach or default prior to the expiration of the sixty (60) day period. Notwithstanding the above, in the case of a failure to timely pay any amounts due hereunder, the period for cure of any subsequent default following notice thereof shall be thirty (30) days and, unless payment is made within such period the termination shall become effective at the end of such period.

     10.2 TERMINATION UPON MERGER OR ACQUISITION. Either Party may terminate this Agreement in the event that the other Party has merged with or been acquired by a competitor of the terminating Party, as reasonably determined by the terminating Party. The terminating Party shall provide the other Party with written notification of its intent to terminate within sixty (60) days after the closing of such merger or acquisition, and the termination shall become effective thirty (30) days after the date of such notification. During such time, the Parties will negotiate in good faith and agree in writing upon the terms of such termination.

     10.3 TERMINATION WITHOUT CAUSE. At any time after the first anniversary of the Effective Date of this agreement, this Agreement may be terminated by either Party, without cause, upon six (6) months prior written notice to the other Party.

     10.4 EFFECT OF TERMINATION.

     (a) ACCRUED RIGHTS AND OBLIGATIONS. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to injunctive relief as a remedy for any such breach.

     (b) RETURN OF CONFIDENTIAL INFORMATION. Upon any termination of this Agreement, Athersys and Acorda shall promptly return to the other Party all Confidential Information of the other; provided each Party may retain one (1) copy of such Confidential Information solely for archival purposes and for ensuring compliance with Article 3.

     (c) SURVIVAL. Sections 3.4, 3.5, 3.6, 7.3 and 10.4, and Articles 5, 6, 7, 8, 9 and 11 of this Agreement shall survive termination of this Agreement for any reason.

11. MISCELLANEOUS.

     11.1 GOVERNING LAW. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of New York, without giving effect to its conflict of laws rules and regulations.

     11.2 INDEPENDENT CONTRACTORS. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

     11.3 ASSIGNMENT. Neither Party may assign its rights or obligations under this Agreement absent the prior written consent of the other Party.

     11.4 NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

If to Acorda:              Acorda Therapeutics
                           15 Skyline Drive
                           Hawthorne, NY  10532
                           Attn:  Chief Executive Officer
                           Fax No.: (914) 347-4560

If to Athersys:            Athersys, Inc.
                           3201 Carnegie Avenue
                           Cleveland, Ohio 44115
                           Attn:  President
                           Fax No.: (216) 361-9495

     11.5 FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

     11.6 ADVICE OF COUNSEL. Acorda and Athersys have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

     11.7 COMPLIANCE WITH LAWS. Each Party will comply with all applicable laws and regulations in connection with its performance under this Agreement. Each Party shall furnish to the other Party any information requested or required by that Party during the term of this Agreement or any extensions hereof to enable that Party to comply with the requirements of any U.S. or foreign federal, state and/or government agency.

     11.8 FURTHER ASSURANCES. At any time or from time to time on and after the date of this Agreement, either Party shall at the request of the other Party hereto (i) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license as required by this Agreement, and (ii) take or cause to be taken all such actions as are necessary for the compliance with the terms and intent of this Agreement and the transactions contemplated hereby.

     11.9 SEVERABILITY. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. In such event, the parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.

     11.10 WAIVER. It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

     11.11 COMPLETE AGREEMENT. This Agreement, together with its Exhibits, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and that all prior agreements, including the Letter, respecting the subject matter hereof, either written or oral, expressed or implied, are merged and canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and duly executed on behalf of both parties.

     11.12 USE OF NAME. Unless otherwise permitted by this Agreement or required by applicable laws or regulations, neither Party shall use the name or trademarks of the other Party without the prior written consent of such other Party.

     11.13 HEADINGS. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

     11.14 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

     IN WITNESS WHEREOF, Acorda and Athersys have executed this Agreement by their respective duly authorized representatives.

ACORDA THERAPEUTICS                   ATHERSYS, INC.

By: /s/ Ron Cohen                     By: /s/ Gil Van Bokkelen
   ----------------------------          ------------------------------

Print Name: /p/ Ron Cohen             Print Name: /p/ Gil Van Bokkelen
           --------------------                  ----------------------

Title: President and CEO              Title: President and CEO
      -------------------------             ---------------------------